UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2014

THE DIGITAL DEVELOPMENT GROUP CORP.
(Exact name of registrant as specified in its charter)

NEVADA	000-53611	98-0515726
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

6630 West Sunset Blvd.
Los Angeles, CA 90028
(Address of principal executive offices)

(800) 783-3128
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

On August 19, 2014, The Digital Development Group Corp., a Nevada corporation (the “Company”), entered into a Securities Purchase Agreement, Convertible Promissory Note and ancillary agreements (the “Financing Documents”) with Tonaquint, Inc., (the “Buyer”).

Under the terms of the Financing Documents, the Buyer entered into the Convertible Promissory Note in the principal amount of $115,000.00 (the “Note”). The Company is obligated to commence repayment of the Note six (6) months after the date of payment of the Purchase Price (as defined below) in monthly installments in an amount equal to the greater of (i) $19,166.67 plus accrued and unpaid interest and late charges, if any and (ii) the then outstanding principal amount divided by the number of monthly installment dates remaining prior to the Maturity Date. Provided certain equity conditions are met, the Company may repay the monthly installment payments through the issuance of Company common stock (the “Conversion Shares”) at the market price (the “Installment Conversion Price”) which means the lesser of (i) the Buyer Conversion Price (as defined below) and (ii) 60% (the “Conversion Factor”) of the arithmetic average of the three (3) lowest closing bid prices of Company common stock during the twenty (20) consecutive trading day period immediately preceding the date of repayment, provided that if at any time the average of the three (3) lowest closing bid prices of the Company’s common stock immediately preceding the date of repayment is below $0.02, then the then current Conversion Factor shall be reduced to 55% for all future conversions. The entire outstanding balance under the Note is due and payable eleven (11) months after the date of payment of the Purchase Price (the “Maturity Date”). The Company may elect to pay to the buyer the monthly installment payment partly in cash and partly in Conversion Shares, provided that if the Company elects to pay more than half of monthly installment payment in cash, the Company shall pay to the Buyer 125% of the cash portion of such payment. The Note bears interest at the rate of ten percent (10%) per annum, provided that upon the occurrence of an event of default, interest shall accrue on the outstanding balance both before and after judgment at the rate of twenty-two percent (22%) per annum. The Note carries an original issue discount of $11,500.00. In addition, the Company agreed to pay $3,500.00 to the Buyer to cover the Buyer’s legal fees, accounting costs, due diligence, monitoring and other transaction costs, all of which amount is included in the initial principal balance of the Note.

In consideration for the Note, the Buyer paid the Company $100,000.00 (the “Purchase Price”). The Company delivered to the Transfer Agent an irrevocable letter of instructions to provide for the issuance of shares to the Buyer in the event of default and conversion of the Note.

The outstanding balance under the Note may be converted by the Buyer following the date which is six (6) months after the Effective Date into shares of Company common stock at the rate of $0.03 per share (the “Buyer Conversion Price”), subject to adjustment in the event of certain subdivisions or combinations of Company common stock.

The Financing Documents also contains certain representations, warranties, covenants and events of default, and increases in the amount of principal and the interest rate under the Note in the event of such defaults. The foregoing is only a brief description of the material terms of the Financing Documents, and does not purport to be a complete description of the rights and obligations of the parties thereunder and such descriptions are qualified in their entirety by reference to the agreements and their exhibits which are filed as exhibits to this Current Report.

Item 3.02

Unregistered Sales of Equity Securities

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to an “accredited investor” (as defined by Rule 501 under the Securities Act). In addition, the issuance did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the investor; the Company obtained representations from the investor regarding its investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Company in order to make an informed investment decision.

Item 9.01

Financial Statements and Exhibits.

(d) The following exhibits are filed with this report:

Exhibit Number	Description
10.44	Securities Purchase Agreement dated August 18, 2014 with Tonaquint, Inc.
10.45	Convertible Promissory Note in the principal amount of $115,000 dated August 18, 2014 with Tonaquint, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE DIGITAL DEVELOPMENT GROUP CORP.

Dated: August 22, 2014

By:

/s/ Martin W. Greenwald

Martin W. Greenwald

Chief Executive Officer

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